Exhibit 2.2
AMENDMENT AGREEMENT
     AMENDMENT (this “Amendment”), dated as of July 27, 2005, to the Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of April 18, 2005, among Henry Birks & Sons Inc., a Canadian corporation (“Parent”), Birks Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Mayor’s Jewelers, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
WITNESSETH:
     WHEREAS, the parties have entered into the Agreement;
     WHEREAS, pursuant to, and subject to the terms and conditions of, the Agreement, Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company;
     WHEREAS, pursuant to and in accordance with Section 8.04 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;
     NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:
     Section 1. Amendment to Section 7.02 of the Agreement. The following shall be added as paragraph (f) to Section 7.02 of the Agreement:
     The Company shall have issued to Joseph A. Keifer, Marco Pasteris and Carlo Coda-Nunziante an aggregate of 125,752 Company Warrants with an exercise price equal to the closing sale price of Company Common Stock on the AMEX on the date of issuance of such Company Warrants.
     Section 2. Amendment to Section 7.03 of the Agreement. Paragraph 7.03(j)(i) of the Agreement is amended and restated in its entirety to read as follows:
     Each Warrant Agreement, dated as of August 20, 2002, between Parent, and/or its assignees, and the Company, shall be amended to delete Sections 7(a), (b), (c) and (d) thereof for no additional consideration to the holder, except as set forth in Section 7.02(f) hereof.
     Section 3. Amendment to Exhibit 7.03(f)(i) of the Agreement. Exhibit 7.03(f)(i) of the Agreement is amended and restated in its entirety as attached as Exhibit 7.03(f)(i) hereof.

     Section 4. Amendment to Exhibit 7.03(f)(ii) of the Agreement. Paragraph 47 of Exhibit 7.03(f)(ii) of the Agreement is amended and restated in its entirety to read as follows:
     “Quorum
     One (1) person present and holding or representing by proxy at least one (1) issued voting share of the Corporation shall be the required quorum for the choice of a chairman of the meeting and for the adjournment of the meeting; for all other purposes, a quorum for any meeting (unless a different number of shareholders and/or a different number of shares are required to be represented by the Act or by the articles or by the by-law) shall be persons present being not less than two (2) in number and holding or representing by proxy at least 50% of the total voting rights attached to the issued and outstanding shares entitled to vote at such meeting. If a quorum is present at the opening of a meeting of the shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.”
     Section 5. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.
     Section 6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.
     Section 7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HENRY BIRKS & SONS INC.
By:	/s/ Thomas A. Andruskevich
	Name:	Thomas A. Andruskevich
	Title:	President & Chief Executive Officer

BIRKS MERGER CORPORATION
By:	/s/ Thomas A. Andruskevich
	Name:	Thomas A. Andruskevich
	Title:	President

MAYOR’S JEWELERS, INC.
By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
	Title:	SVP & Chief Administrative Officer

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